Exhibit 99.2

INSTRUCTIONS

TO REGISTERED HOLDER AND/OR
BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM BENEFICIAL OWNER
OF
JSG FUNDING PLC
7.75% SENIOR SUBORDINATED NOTES DUE 2015

        To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

        The undersigned hereby acknowledges receipt of the Prospectus, dated                        , 2005 (the "Prospectus") of JSG Funding plc, an Irish public limited company (the "Issuer"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), that together constitute the Issuer's offer (the "Exchange Offer"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

        This will instruct you, the registered holder and/or book-entry transfer facility participant, as to action to be taken by you relating to the Exchange Offer with respect to the 7.75% Senior Subordinated Notes due 2015 (the "Notes") held by you for the account of the undersigned.

        The aggregate face amount of the Notes held by you for the account of the undersigned is (fill in amount):

    $                        of the Notes

        With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

  ☐
  TO TENDER the following Notes held by you for the account of the undersigned (insert principal amount of Notes to be tendered, if any):

    $                        of the Notes

  ☐
  NOT TO TENDER any Notes held by you for the account of the undersigned.

        If the undersigned instruct you to tender the Notes held by you for the account of the undersigned, it is understood that you are authorized (a) to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including, but not limited to, the representations that (i) the undersigned's principal residence is in the state and country of (fill in state and country)                                                  , (ii) the undersigned is acquiring the Exchange Notes in the ordinary course of business of the undersigned, (iii) the undersigned is not participating, does not participate, and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) the undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act"), in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the United States Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled "Exchange Offers—Resale of the Exchange Notes," and (v) the undersigned is not an "affiliate," as defined in Rule 405 under the Act, of the Issuer or guarantor; (b) to agree, on behalf of the undersigned, as set forth in the Letter of Transmittal; and (c) to take such other action as necessary under the Prospectus or the Letter of Transmittal to effect the valid tender of the Notes.

  ☐
  Check this box if the Beneficial Owner of the Notes is a Participating Broker-Dealer and such Participating Broker-Dealer acquired the Notes for its own account as a result of market-making activities or other trading activities. If this box is checked, please send a copy of these Instructions to JSG Funding plc, Beech Hill, Clonskeagh, Dublin 4, Ireland, facsimile: +353 (1) 269-4481.

    SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name (please print):

Address:

Telephone number:

Taxpayer Identification or Social Security Number:

Date:

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